Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
El Paso Electric Company:

We consent to the use of our report dated February 24, 2017, with respect to the balance sheets of El Paso Electric Company as of December 31, 2016 and 2015, and the related statements of operations, comprehensive operations, changes in common stock equity, and cash flows for each of the years in the three-year period ended December 31, 2016 and the effectiveness of internal control over financial reporting incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Houston, Texas
September 26, 2017